EXHIBIT 99

Garmin Reports Record Fourth Quarter and Fiscal Year,
Provides 2004 Guidance, Announces 2004 Annual Meeting

CAYMAN ISLANDS, February 11, 2004/PRNewswire/ — Garmin Ltd. (Nasdaq: GRMN — news) today announced record revenue and earnings for its fourth quarter and fiscal year ended December 27, 2003.

“Our new products were enthusiastically received and customer demand for our products continued to expand throughout 2003,” said Dr. Min Kao, CEO of Garmin Ltd. “Consumer awareness of the utility of GPS navigation continues to grow. Within the consumer segment we experienced 34 percent revenue growth during the fourth quarter and 29 percent during 2003, which led to overall revenue growth of 23% for the year. During the fourth quarter we experienced a 15 percent growth in EPS from the prior year quarter when excluding the effects of foreign currency”. Including the effects of foreign currency, the fourth quarter diluted EPS growth rate was 22 percent. Net income for the fourth quarter increased to $54.6 million, or $0.50 per diluted share, compared to $45.5 million or $0.41 per diluted share in the prior year. Foreign currency losses were $6.7 million in 2003. Excluding foreign currency effects, diluted EPS for fiscal year 2003 was $1.69. Including foreign currency effects, diluted EPS for the year was $1.64, which compares to a diluted EPS of $1.32 for fiscal year 2002.

Fourth Quarter 2003

Revenue for the quarter increased 27 percent to $170.1 million from $133.7 million in the year-ago quarter, above guidance given of $155-$160 million. Net income increased to $54.6 million, or $0.50 diluted earnings per share, compared to $45.5 million or $0.41 diluted earnings per share in the year-ago quarter. Fourth quarter net income included a $4.4 million foreign currency gain as a result of a stronger U.S. dollar compared to the Taiwan dollar. Excluding the effects of foreign currency, diluted EPS for the quarter was $0.47 compared to $0.41 in the year-ago quarter.

Consumer revenue for the fourth quarter totaled $136.8 million – a 34 percent growth compared to the fourth quarter of 2002. Aviation revenue totaled $33.3 million – a 5 percent increase compared to the year-ago quarter. Total units sold for the quarter increased to 591,000 from 478,000 – representing an increase of 24 percent.

Revenue increased across North American and European regions during the fourth quarter of fiscal 2003 when compared to the year-ago quarter:

— North America revenue was $130.0 million compared to $100.1 million, up 30 percent.
— Europe revenue was $34.0 million compared to $27.1 million, up 25 percent.
— Asia revenue was $6.1 million compared to $6.5 million, down 6 percent.

“We are pleased with our financial performance during the fourth quarter,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “Our consumer business has now logged its eighth consecutive quarter of year-over-year revenue growth in excess of twenty percent. Gross margins strengthened to 56.1 percent compared to 55.2 percent in the prior year’s fourth quarter. We also generated $31.5 million of free cash flow (defined as operating cash flow less capital expenditures for property, plant, and equipment) for the quarter, resulting in a cash and marketable securities balance of $495.7 million at the end of fiscal 2003.” Free cash flow is an important measure because management uses it as a measure of the company’s quality of earnings and its ability to reinvest in the business.

Fiscal 2003 Results

Revenue for the fiscal year ending December 27, 2003 was $573 million – up 23 percent from the $465.1 million generated in the year-ago period, above guidance given of $558 — $563 million. Net income increased to $178.6 million, or $1.64 diluted earnings per share, compared to $142.8 million or $1.32 diluted earnings per share in the year-ago period. On a year-to-date basis, foreign currency fluctuations in 2003 resulted in a $6.7 million currency loss. Excluding the effects of foreign currency, diluted EPS for 2003 was $1.69.

Consumer revenue for the fiscal year totaled $452.4 million – a 29 percent growth compared to the year-ago period. Aviation revenue totaled $120.6 million – a 5 percent increase compared to fiscal 2002. Total units sold for the period increased to 2,066,000 from 1,557,000 – representing an increase of 33 percent.

Revenue increased across all geographic regions during fiscal 2003 when compared to 2002:

— North America revenue was $414.6 million compared to $339.4 million, up 22 percent.
— Europe revenue was $133.2 million compared to $103.0 million, up 29 percent.
— Asia revenue was $25.2 million compared to $22.7 million, up 11 percent.

Foreign Currency Translation—Non-GAAP Measures

Management believes that earnings per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the company’s consolidated foreign currency translation gain or loss results from translation into New Taiwan dollars at the end of each reporting period of the significant cash and and marketable securities held in U.S. dollars by the company’s Taiwan subsidiary. Such translation is required under GAAP because the functional currency of this subsidiary is New Taiwan dollars. However, there is minimal cash impact from such foreign currency translation and management expects that the Taiwan subsidiary will continue to hold the majority of its cash, cash equivalents and marketable securities in U.S. dollars. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allows an assessment of the company’s operating performance before the non-cash impact of the position of the U.S. dollar versus the New Taiwan dollar, which permits a consistent comparison of results between periods.

2004 Outlook

Garmin remains committed to expansion of its growing range of products and its ability to serve distributors and customers around the world. The Company previously announced the following:

o	Acquisition of UPS Aviation Technologies (now Garmin AT) to support the OEM certifications of the new G1000 integrated cockpit and expansion of the Company's growing portfolio of aviation products. (Completed)

o	Construction of Garmin’s new $60 million facility in Olathe, Kansas to support current and future research and development, manufacturing, warehouse, customer call center and other business needs. (Scheduled completion fall 2004)

o	Implementation of Oracle’s ERP (Enterprise Resource Planning) system to provide improved integration and efficiency among the major Garmin business entities in Taiwan, Europe, and the United States. (Scheduled completion during the first half of 2004)

The Company estimates that its diluted EPS for the first fiscal quarter of 2004, excluding effects for foreign currency, will be in the range of $0.35 to $0.37 on revenues of $137 million to $140 million. Diluted EPS estimates for fiscal year 2004, excluding effects of foreign currency, will be in the range of $1.80 to $1.94 on revenues of $660 million to $690 million.

2004 Annual Meeting

Garmin Ltd. also announced that its annual shareholders’ meeting will be held at 10:00 a.m., Central Time, on June 4, 2004 at the Ritz Charles Conference Center, 9000 West 137th Street, Overland Park, KS 66221. The record date for shareholders entitled to vote at the annual meeting is April 19, 2004.

Earnings Call Information

The information for Garmin Ltd.‘s earnings call is as follows:

      When: Wednesday, February 11, 2004 at 11:00 a.m. Eastern

      Where: http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html

      How: Simply log on to the web at the address above or call to listen in at 800-883-9537.

      Contact: investor.relations@garmin.com

A phone recording will be available for 24 hours following the earnings call and can be accessed by dialing 800-642-1687 utilizing the access code 4946653. An archive of the live webcast will be available until March 10, 2004 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s estimated earnings and revenue for the first quarter of fiscal 2004, and estimated earnings and revenue for fiscal 2004, and the company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 28, 2002 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2002 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Through its operating subsidiaries, Garmin Ltd. designs, manufactures, and markets navigation, communications and information devices, most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer markets and its products serve aviation, marine, general recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and United Kingdom. For more information, visit the investor relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share information)

	13-Weeks Ended
	Dec. 27,	Dec. 28,
	2003	2002
Net sales	$170,144	$133,694
Cost of goods sold	74,624	59,843

Gross profit	95,520	73,851
Selling, general and
administrative expenses	19,284	12,061
Research and development
expense	13,571	8,760

	32,855	20,821

Operating income	62,665	53,030
Other income (A)	6,430	1,482

Income before income taxes	69,095	54,512
Income tax provision	14,510	9,050

Net income	$54,585	$45,462

Net income per share:
Basic	$0.51	$0.41
Diluted	$0.50	$0.41
Weighted average common
shares outstanding:
Basic	108,066	107,765
Diluted	109,094	108,251

(A) Includes $4.4 million of foreign currency gains in Q4 2003 and $157 thousand of gains in Q4 2002.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share information)

	Fiscal Year Ended
	Dec. 27,	Dec. 28,
	2003	2002
Net sales	$572,989	$465,144
Cost of goods sold	242,448	210,088

Gross profit	330,541	255,056
Selling, general and
administrative expenses	59,835	45,453
Research and development
expense	43,706	32,163

	103,541	77,616

Operating income	227,000	177,440
Other income (A)	(1,057)	5,294

Income before income taxes	225,943	182,734
Income tax provision	47,309	39,937

Net income	$178,634	$142,797

Net income per share:
Basic	$1.65	$1.32
Diluted	$1.64	$1.32
Weighted average common
shares outstanding:
Basic	108,011	107,774
Diluted	108,902	108,201

(A) Includes $6.7 million of foreign currency losses in 2003 and $11 thousand of gains in 2002.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	December 27,	December 28,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$274,329	$216,768
Marketable securities	53,127	113,336
Accounts receivable, net	82,718	58,278
Inventories	96,794	57,507
Deferred income taxes	26,812	14,847
Prepaid expenses and other current assets	6,148	4,490

Total current assets	539,928	465,226
Property and equipment, net	104,784	74,440
Restricted cash	1,602	1,598
Marketable securities	168,320	132,372
Other assets, net	42,311	24,479

Total assets	$856,945	$698,115

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$40,671	$32,446
Salaries and benefits payable	4,792	4,178
Warranty reserve	8,399	5,949
Income taxes payable	38,946	18,080
Current portion of long-term debt	0	0
Other accrued expenses	11,626	12,752

Total current liabilities	104,434	73,405
Long-term debt	0	20,000
Deferred income taxes	2,821	2,211
Stockholders' equity:
Common stock	1,082	1,080
Additional paid-in capital	105,272	129,431
Retained earnings	663,604	507,884
Accumulated other comprehensive loss	(20,268)	(35,896)

Total stockholders' equity	749,690	602,499

Total liabilities and stockholders' equity	$856,945	$698,115